Exhibit 99.2

THE BEARD COMPANY
Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116

For Immediate Release

GEOHEDRAL LLC COMPLETES FIRST PHASE

OF CORE DRILLING PROGRAM

EXPECTS TO RECEIVE ASSAY RESULTS IN LATE JANUARY

OKLAHOMA CITY, Oklahoma – January 5, 2009 -- The Beard Company (OTCBB: BRCO), today announced that Geohedral LLC, a private company in which Beard has a 23.16% equity interest, was able to complete the drilling of eleven (11) core holes during the fourth quarter of 2008 before coring operations had to be shut down due to the seasonal onset of unfavorable weather in southern Alaska. All holes were drilled in accordance with strict chain-of-custody procedures by an independent drilling contractor. One hole was drilled to a depth of 65 feet, two holes to 75 feet, one to 95 feet, six to 100 feet, and one hole was completed to a depth of 125 feet. In each case, Geohedral was still drilling through black sand upon reaching total depth. Core samples were taken every five feet in depth to the bottom of each hole. While it was not possible to accurately estimate the recoveries, Geohedral’s geologist believes that meaningful amounts of magnetite, ilmenite, rutile, garnet, gold, silver and other precious minerals were present in each of the core holes.

“Samples have been shipped to an independent laboratory in Vancouver that is performing the assays,” stated Herb Mee, Jr., President of The Beard Company. “At last report, the laboratory expected to complete its analyses later this month and will furnish its report to the independent engineering firm Geohedral has hired to prepare a reserve report shortly thereafter. Based upon currently available information, Geohedral expects to receive the initial engineering report in late January, and the conclusions of such report will be made public at that time.”

“Geohedral is optimistic that the independently prepared reserve report will be favorable. However, the engineering firm has advised Geohedral that it will not have sufficient information to furnish a report that will enable Geohedral to market the Project until twenty-eight (28) holes have been drilled. During the next few weeks, Geohedral will be formulating a budget for drilling the seventeen (17) additional core holes that will be required to obtain such a report and a plan to finance the additional drilling. Geohedral plans to use a different type of drilling equipment, which is more portable, on the next phase of the exploration program. This will minimize the amount of helicopter time needed and should save considerable money relative to the cost of the initial eleven holes,” Mee concluded.

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth potential and/or above-average profit potential and can enhance shareholder value. The Company is currently involved in carbon dioxide (CO2) gas production; oil and gas activities; coal reclamation activities; e-commerce activities conducted through its starpay™ subsidiary; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s lack of profitability in recent years; the ability to service outstanding debt and secure capital to fund operations; the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; the outcome of a lawsuit against Visa; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks detailed in Beard’s filings with the U.S. Securities and Exchange Commission. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com